EXHIBIT 21

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

Organized Under
Name of Subsidiary	the Laws of

Amerada Hess Energy Limited	Delaware
Amerada Hess Limited	United Kingdom
Hess Oil Virgin Islands Corp.	U.S. Virgin Islands
Hess Energy Trading Company, LLC	Delaware
Amerada Hess Norge A/ S	Norway
Amerada Hess (GEA) Limited	Cayman Islands
Samara – Nafta	Russian Federation
Amerada Hess (Denmark) ApS	Denmark
Amerada Hess Oil and Gas Holdings Inc.	Cayman Islands
Amerada Hess Production Gabon	Gabon
Tioga Gas Plant, Inc.	Delaware
Amerada Hess (Thailand) Limited	United Kingdom
Amerada Hess (Azerbaijan) Limited	United Kingdom
      Other subsidiaries (names omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary)
      Each of the foregoing subsidiaries conducts business under the name listed, and is 100% owned by the Registrant, except for Hess Energy Trading Company, LLC, which is a trading company that is a joint venture between the Registrant and unrelated parties.

EXHIBIT 21

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

Name of Affiliate

HOVENSA L.L.C. (50% owned)	U.S. Virgin Islands
      Summarized Financial Information of HOVENSA L.L.C. is included in the Registrant’s 2005 Annual Report to Stockholders.